                                                                 EXHIBIT I - (2)


         THE LATIN AMERICA ENERGY
         AND ELECTRICITY FUND I, L.P.

         FINANCIAL STATEMENTS
         AS OF DECEMBER 31, 1996 AND 1995
         TOGETHER WITH AUDITORS' REPORT

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
The Latin America Energy and Electricity Fund I, L.P.:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of The Latin America Energy and Electricity Fund I, L.P. (a Cayman Islands exempted limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital and cash flows for the year ended December 31, 1996 and for the period from July 17, 1995 (inception) through December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Latin America Energy and Electricity Fund I, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the year ended December 31, 1996 and for the period from July 17, 1995 (inception) through December 31, 1995, in conformity with generally accepted accounting principles.

As explained in Note 2, the financial statements include securities valued at $19,673,684 (96 percent of net assets) and $5,915,972 (87 percent of net assets) as of December 31, 1996 and 1995, respectively, whose values have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

/s/ Arthur Andersen LLP

Grand Cayman, B.W.I.
February 24, 1997

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             -----------------------------------------------------


                      STATEMENTS OF ASSETS AND LIABILITIES
                      ------------------------------------

                           DECEMBER 31, 1996 AND 1995
                           --------------------------




                 ASSETS                       1996         1995
                 ------                   ------------  -----------
INVESTMENT IN SECURITIES, at fair value
 (cost $18,135,656 and $5,915,972 at
 December 31, 1996 and 1995,
 respectively)                             $19,673,684   $5,915,972


CASH AND CASH EQUIVALENTS                      780,469      440,409

DUE FROM FUND MANAGER (Note 5)                 250,000      250,000

DUE FROM CONSORTIUM MEMBERS                     41,219            -

ORGANIZATIONAL COSTS, net of
 accumulated amortization of $150,000
 and $25,000 at December 31, 1996 and
 1995, respectively (Note 2)                   450,000      475,000


OTHER ASSETS                                   551,674       19,725
                                           -----------   ----------
         Total assets                      $21,747,046   $7,101,106
                                           ===========   ==========

  LIABILITIES AND PARTNERS' CAPITAL
  ---------------------------------

LIABILITIES:
 Accrued liabilities                       $   200,064   $  105,365
 Due to Fund Manager (Note 5)                  307,844      196,573
 Due to Limited Partners                       255,961            -
                                           -----------   ----------
         Total liabilities                     763,869      301,938
                                           -----------   ----------

PARTNERS' CAPITAL:
 General Partner                               209,832       67,992
 Limited Partners                           20,773,345    6,731,176
                                           -----------   ----------
         Total partners' capital            20,983,177    6,799,168
                                           -----------   ----------
         Total liabilities and
          partners' capital                $21,747,046   $7,101,106
                                           ===========   ==========



        The accompanying notes are an integral part of these statements.

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             -----------------------------------------------------


                            STATEMENTS OF OPERATIONS
                            ------------------------


                                                            For the
                                                          Period From
                                                         July 17, 1995
                                          For the Year    (Inception)
                                              Ended         Through
                                          December 31,    December 31,
                                              1996            1995
                                          ------------   -------------
INVESTMENT INCOME:
 Interest                                   $   58,573       $  10,631
 Dividends                                     585,440               -
                                            ----------       ---------
         Total investment income               644,013          10,631
                                            ----------       ---------

EXPENSES:
 Management and financial advisory fees
  (Note 5)                                     929,420         125,732
 Administrative expenses (Note 5)              373,059         128,620
 Expenses related to investments not
  consummated                                  200,234               -
 Amortization of organization costs            125,000          25,000
                                            ----------       ---------
         Total expenses                      1,627,713         279,352
                                            ----------       ---------
         Net investment loss                  (983,700)       (268,721)
                                            ----------       ---------

NET GAIN ON INVESTMENTS:
 Net change in appreciation in value of
  investments                                1,538,028               -
                                            ----------       ---------

         Net gain on investments             1,538,028               -
                                            ----------       ---------
         Net increase (decrease) in net
          assets resulting
          from operations                   $  554,328       $(268,721)
                                            ==========       =========


        The accompanying notes are an integral part of these statements.

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             -----------------------------------------------------


                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                   ------------------------------------------

                FOR THE YEAR ENDED DECEMBER 31, 1996 AND FOR THE
                ------------------------------------------------

                     PERIOD FROM JULY 17, 1995 (INCEPTION)
                     -------------------------------------

                           THROUGH DECEMBER 31, 1995
                           -------------------------



                                           General       Limited
                                           Partner      Partners         Total
                                          ---------   ------------   ------------
BALANCE, July 17, 1995 (inception)         $   -       $     -        $     -

 Capital contributions                       70,679      6,997,210      7,067,889

 Net decrease in net assets resulting
  from operations                            (2,687)      (266,034)      (268,721)
                                           --------    -----------    -----------

BALANCE, December 31, 1995                   67,992      6,731,176      6,799,168

 Capital contributions                      138,728     16,911,277     17,050,005

 Distributions                               (2,431)    (3,417,893)    (3,420,324)

 Net increase in net assets resulting
  from operations                             5,543        548,785        554,328
                                           --------    -----------    -----------

BALANCE, December 31, 1996                 $209,832    $20,773,345    $20,983,177
                                           ========    ===========    ===========



        The accompanying notes are an integral part of these statements.

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             -----------------------------------------------------


                            STATEMENTS OF CASH FLOWS
                            ------------------------



                                                            For the
                                                          Period From
                                                         July 17, 1995
                                          For the Year    (Inception)
                                              Ended         Through
                                          December 31,    December 31,
                                              1996            1995
                                          ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net increase (decrease) in net assets
  resulting from operations               $    554,328     $  (268,721)
 Net change in unrealized appreciation
  on securities                             (1,538,028)              -
 Amortization of organization costs            125,000          25,000
 Adjustments to reconcile net decrease
  in net assets resulting from
  operations to net cash used in
  operating activities-
     Purchase of securities                (12,219,684)     (5,915,972)
     Increase in due from consortium
      members                                  (41,219)              -
     Increase in other assets                 (531,949)        (19,725)
     Increase in accrued liabilities            94,699         105,365
     Increase in due to Fund Manager           111,271         196,573
     Increase in due to Limited Partners       255,961               -
                                          ------------     -----------
         Net cash used in operating
          activities                       (13,189,621)     (5,877,480)
                                          ------------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions                      17,050,005       7,067,889
 Distributions                              (3,420,324)              -
 Loan to Fund Manager                                -        (250,000)
 Organizational costs                         (100,000)       (500,000)
                                          ------------     -----------
         Net cash provided by financing
          activities                        13,529,681       6,317,889
                                          ------------     -----------
         Net increase in cash and cash
          equivalents                          340,060         440,409

CASH AND CASH EQUIVALENTS, beginning of
 period                                        440,409               -
                                          ------------     -----------

CASH AND CASH EQUIVALENTS, end of period  $    780,469     $   440,409
                                          ============     ===========


        The accompanying notes are an integral part of these statements.

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             -----------------------------------------------------


                            SCHEDULES OF INVESTMENTS
                            ------------------------

                           DECEMBER 31, 1996 AND 1995
                           --------------------------

                                                                                 1996
                                       -----------------------------------------------------------------------------------
                                                                   Current Value
                                       Number of                  at December 31,   Percent of    Geographic
         Security                        Units       Cost Basis        1996         Net Assets      Region       Industry
         --------                      ---------    -----------   ---------------   ----------   -------------   ---------
NONMARKETABLE SECURITIES:
 Ontario-Quinta A.V.V.                 5,000,000    $ 5,915,972       $ 7,454,000       36%      South America   Utilities
 Inversora en Distribucion de Entre
  Rios S.A.                                  900     12,219,684        12,219,684       60       South America   Utilities
                                                    -----------       -----------       --
                                                    $18,135,656       $19,673,684       96%
                                                    ===========       ===========       ==


                                                                                 1995
                                       -----------------------------------------------------------------------------------
                                                                   Current Value
                                       Number of                  at December 31,   Percent of    Geographic
         Security                        Units       Cost Basis        1995         Net Assets      Region       Industry
         --------                      ---------    -----------   ---------------   ----------   -------------   ---------
NONMARKETABLE SECURITIES:
 Ontario-Quinta A.V.V.                 5,000,000    $ 5,915,972       $ 5,915,972       87%      South America   Utilities
                                                    ===========       ===========       ==

         The accompanying notes are an integral part of these schedules.

             THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.
             ----------------------------------------------------


                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------

                           DECEMBER 31, 1996 AND 1995
                           --------------------------



1.  ORGANIZATION
    ------------

The Latin America Energy and Electricity Fund I, L.P. (the "Partnership" or the "Fund"), a Cayman Islands exempted limited partnership, was formed on July 17, 1995, and commenced operations on October 31, 1995, pursuant to an amended and restated partnership agreement (the "Partnership Agreement") as of that date. The Fund was organized to invest in companies whose primary business is generating, transmitting and distributing electric power in Latin or South America. The General Partner of the Fund is FondElec General Partner, L.P. (the "General Partner"), a Cayman Islands exempted limited partnership. The Partnership shall terminate on October 31, 2003. Its term may be extended for an additional period of up to two years by the General Partner with the approval of the investment committee, or it may be terminated earlier under certain circumstances, as described in the Partnership Agreement. The Fund is managed by FondElec Group, Inc. (the "Fund Manager").

The General Partner of the Fund, subject to certain conditions, has the power to carry out any and all of the objectives and purposes of the Partnership. The General Partner must receive approval from the investment committee (consisting of representatives of the strategic limited partners of the Fund) prior to taking certain investment and administrative actions for the Fund.

2.  SIGNIFICANT ACCOUNTING POLICIES
    -------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

The Partnership considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. At December 31, 1995, cash equivalents consisted of approximately $433,000 invested in a money market fund.

Investment Valuation
--------------------

Unquoted securities are stated at their estimated fair value at December 31, 1996 and 1995, as determined by the Fund Manager.

Deferred Investment Costs
-------------------------

Expenses incurred in connection with the due diligence investigations of potential investments and related costs incurred are capitalized. Such costs are either added to the cost of the investment when consummated or expensed when the decision is made not to pursue the opportunity any further.

Foreign Currency Transactions
-----------------------------

The functional currency of the Partnership is the U.S. dollar. Assets and liabilities denominated in foreign currencies, if any, are translated into U.S. dollar equivalents using the prevailing year-end spot exchange rate with the resulting gains and losses included in net unrealized gain on investment.

Organization Costs
------------------

Costs incurred in the organization of the Partnership totaling $600,000 have been capitalized and are being amortized on a straight-line basis over a period of five years.

Income Taxes
------------

No provision is made for United States federal income or excise taxes as the Fund is organized in the Cayman Islands and does not operate in the United States. Presently, there is no direct taxation in the Cayman Islands. As such, interest, distributions and gains received by the Fund are free of all Cayman Islands taxes.

3.  PARTNERS' CAPITAL
    -----------------

Capital Contribution
--------------------

Cumulative capital contributions by the General Partner were $209,407 and $70,679 at December 31, 1996 and 1995, respectively. Cumulative capital contributions by the Limited Partners were $23,908,487 and $6,997,210 at December 31, 1996 and 1995, respectively, net of returns of investment made due to the admission of a new limited partner during 1996 (see Withdrawal and Admission of Partners). The capital contributions represent 34% and 14% of the total capital commitments of the partners of $60,303,030 and $50,252,525 as of December 31, 1996 and 1995, respectively. The balance is payable upon call by the General Partner. The Partnership Agreement provides each limited partner the option not to participate in any specific investment. In such case, the required contributions of the other limited partners for such investment shall be proportionally increased.

Allocations of Proceeds and Distribution
----------------------------------------

Pursuant to the terms of the Partnership Agreement, investment proceeds (as defined in the Partnership Agreement) as to each investment are allocated proportionately among the partners participating in such investment. Such proceeds are further allocated between each limited partner and the General Partner as follows:

   a. The amount necessary to return the limited partner's required contribution in such investment and to return any realized or unrealized losses that partner has incurred on other investments will be allocated to the limited partner.

   b. Any investment proceeds in excess of the amount in a. above will be allocated to the limited partner to provide a preferred return at the rate of 9% per annum on net cash investment made in such investment or any unpaid preferred return on other investments.

   c. Any remaining investment proceeds will be allocated to the General Partner until the General Partner receives 25% of the amount allocated in b.

   d. Any remaining investment proceeds will be allocated 80% to the limited partner and 20% to the General Partner.

The Partnership Agreement provides for a final allocation at the termination of the Partnership related to all investments of each limited partner. To the extent that the final allocation to any limited partner exceeds the amounts previously allocated, the General Partner shall, subject to certain limitations, refund such amount to the Partnership for distribution to the limited partner.

Profits and losses shall be allocated so that the capital account of each partner is as equal as possible to the distribution that would be made if the Partnership were dissolved immediately after making such allocation.

Distributions shall be made to the partners in proportion to the allocation of investment proceeds no more than 60 days after the end of the fiscal quarter in which such investment proceeds were received by the Partnership.

On May 30, 1996, the Fund distributed $2,432 and $240,742 to the General Partner and to the Limited Partners, respectively. The distribution was comprised of interest income and dividends received from the Fund's investment in Ontario-Quinta A.V.V. ("Ontario-Quinta") (Note 4). Subsequent to December 31, 1996, the Fund made another distribution to the General Partner and the Limited Partners of $4,115 and $407,356, respectively, which was comprised of dividends from both Ontario-Quinta and Inversora en Distribucion de Entre Rios S.A. ("Entre Rios") (Note 4) as well as interest income.

Withdrawal and Admission of Partners
------------------------------------

A limited partner shall not have the right to withdraw any of his capital from the Fund except with the prior written consent of the General Partner. The General Partner may, in its sole and absolute discretion, admit new limited partners to the Partnership. If admitted to the Partnership prior to October 31, 1996, a new limited partner shall remit to the Partnership its initial capital contribution, together with an additional amount (the "Subsequent Admission Payment") computed from the date the Partnership received each contribution, until the date such payment is remitted to the Partnership at an annual rate of 10%. Any new limited partner admitted to the Partnership after October 31, 1996 may only participate and invest in investments made prior to admission with the approval of the investment committee.

In October 1996, a new limited partner was admitted to the Partnership under the circumstances of the Partnership Agreement described above, participating and investing in investments made since inception. The new limited partner paid approximately $3,600,000 to the Fund, representing approximately $3,400,000 of capital contributions (inclusive of incremental organizational costs and management fees in accordance with the Partnership Agreement totaling $250,000) and a Subsequent Admission Payment of approximately $200,000. The payment made to the Fund by the new limited partner as well as the payments made by the Fund pursuant to the Partnership Agreement to the initial limited partners are included in contributions and distributions, respectively, in the statements of changes in partners' capital.

4.  INVESTMENTS, AT FAIR VALUE
    --------------------------

The Partnership is permitted to invest in privately placed securities. These securities may be resold in transactions exempt, under certain conditions, from U.S. or local security registration. However, prompt sale of such securities at an acceptable price may be difficult. As of December 31, 1996 and 1995, 96% and 87%, respectively, of the Partnership's net assets were invested in such securities.

The investment in Ontario-Quinta represents an equity interest in a holding company which controls Luz Del Sur, a Peruvian utility company that was privatized in 1994 and went public in 1996. The investment was purchased on December 29, 1995. At December 31, 1996, the Partnership valued the investment based upon, among other factors, the prospects of the company, the underlying market value of the shares of Luz del Sur, comparable utility companies and utility holding companies and the liquidity of the investment. At December 31, 1995, the investment was valued at cost.

In May 1996, the Partnership invested in Entre Rios, the private holding company of Empresa Distribuidora de Entre Rios S.A. ("EDEER"). EDEER is a distributor and transmitter of electric power in Argentina. At December 31, 1996, the investment was valued at cost.

5.  RELATED PARTY TRANSACTIONS
    --------------------------

Note Receivable
---------------

During 1995, the Fund received a note from the Fund Manager for $250,000.  The note is payable any time without penalty or upon termination of the management agreement between the Fund and the Fund Manager. The note bears interest at the rate of the three-month LIBOR.

Management Fee
--------------

Effective October 31, 1995, the Fund Manager receives 1.25% of the Partnership's committed capital payable quarterly in advance as a basic management fee. For the year ended December 31, 1996 and the two-month period ended December 31, 1995, basic management fees of $774,621 and $104,452, respectively, have been recorded in the statements of operations.

Regional Advisor
----------------

In 1996, the Partnership entered into an advisory agreement with FondElec America Latina, Inc. (the "Regional Advisor"), an affiliate of the Fund Manager. The advisory agreement provides that the Partnership shall pay the Ecuador Advisor $125,000 per annum plus reasonable out-of-pocket costs for a period of three years. For the year ended December 31, 1996, advisory fees of $125,000 have been paid to the Regional Advisor and are included in administrative expenses in the statements of operations.

Financial Advisor
-----------------

The Partnership has entered into a financial advisory agreement with an affiliate of a limited partner pursuant to which the financial advisor shall advise the Partnership of financing options for each of the Partnership's investments. The financial advisory agreement provides that the Partnership shall annually pay the financial advisor .25% of the Partnership's committed capital quarterly in advance. For the year ended December 31, 1996 and the two-month period ended December 31, 1995, financial advisory fees of $154,799 and $21,280, respectively, have been recorded in the statements of operations.

Technical Advisor
-----------------

The Partnership has entered into a technical advisory agreement with a limited partner pursuant to which the technical advisor shall assist the Partnership in evaluating proposed investments. The technical advisory agreement provides that the Partnership shall annually pay the technical advisor reasonable employee overhead and out-of-pocket expenses. There were no technical advisory fees incurred for the year ended December 31, 1996 and the two-month period ended December 31, 1995.

Due to Fund Manager
-------------------

In 1996 and 1995, the Fund Manager incurred certain administrative and organizational costs on behalf of the Partnership. At December 31, 1996 and 1995, amounts remaining to be reimbursed to the Fund Manager were $307,844 and $196,573, respectively.

Due to Limited Partners
-----------------------

In connection with the admittance of a new limited partner in 1996, amounts paid in to the Fund by the new limited partner were to be paid to the initial limited partners. As of December 31, 1996, $255,961 of such amounts remained to be paid to the limited partners.